We hope you and your loved ones are safe. We are writing to provide you with a preliminary performance update on Golub Capital BDC 3, Inc. ("we", "us", "our", "GBDC 3" or the "Company") for the quarter ended December 31, 2020.

Set forth in the table below are certain preliminary estimates of the Company's financial condition and results of operations as of and for the three months ended December 31, 2020. These estimates are subject to the completion of financial closing procedures and are not a comprehensive statement of the Company's financial results as of and for the three months ended December 31, 2020. Actual results may differ materially from these estimates as a result of the completion of our financial closing procedures, final adjustments and other developments arising between now and the time that financial quarterly results as of and for the three months ended December 31, 2020 are finalized. These preliminary estimates have been prepared by, and are the responsibility of, management. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to such preliminary estimates, and, accordingly, does not express an opinion or any other form of assurance with respect thereto.

"GBDC 3 expects to report strong net income and solid credit results for the quarter ended December 31, 2020," said David B. Golub, Chief Executive Officer of GBDC 3. "We believe the portfolio's performance since the onset of COVID-19 validates our underwriting focus on resilient businesses backed by strong private equity sponsors."

The Company began in April 2020 providing supplemental, preliminary estimates of its quarterly financial performance in light of financial market volatility and the evolving economic impact from COVID-19. Given that market volatility and uncertainty have decreased considerably since that time, we currently plan to return to our normal course of reporting for our second fiscal quarter financial results.

PRELIMINARY ESTIMATES OF CERTAIN FINANCIAL RESULTS

	Estimated Ranges as of and for the Three Months Ended December 31, 2020	
Earnings Per Share	$ 0.41	$ 0.51
Net Investment Income Per Share	0.27	0.31
Net Realized/Unrealized Gain Per Share	0.14	0.20
Actual Net Asset Value per Share as of September 30, 2020	$ 14.97	$ 14.97
Earnings Per Share for the Three Months Ended December 31, 2020	0.41	0.51
Dividend Per Share Paid on December 18, 2020	(0.42)	(0.42)
Net Asset Value per Share	$ 14.96	$ 15.06

The Company continues to have substantial liquidity and investment capacity with over $700 million of cash, uncalled equity commitments and borrowing capacity[1] as of December 31, 2020. As of December 31, 2020, the Company was in compliance with all covenants under its revolving credit facilities. Finally, as of December 31, 2020, the Company continues to have no investments on non-accrual status.

The Company will send its financial results for the fiscal quarter ended December 31, 2020 to stockholders via e-mail on February 12, 2021. In addition, the Company will host an earnings conference call at 12:00 p.m. (Eastern Time) on Tuesday, February 16, 2021 to discuss its quarterly financial results. All interested stockholders may participate in the conference call by dialing (833) 900-2240 approximately 10-15 minutes prior to the call. International callers should dial + 1 (236) 714-2752. Participants should reference Golub Capital BDC 3, Inc. when prompted. An archived replay of the call will be available shortly after the call until 12:00 a.m. (Eastern Time) on February 23, 2021. To hear the replay, please dial (800) 585-8367. International dialers, please dial +1 (416) 621-4642 to hear the replay. For all replays, please reference program ID number 4080947. Stockholder investment summaries will be provided to stockholders shortly after the earnings call.

FORWARD-LOOKING STATEMENTS

This letter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this letter may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC 3, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this letter.

Investor Communications
312.205.5220
ic@golubcapital.com

[1] Borrowing capacity includes remaining commitments on existing credit facilities plus incremental leverage capacity. Incremental leverage capacity is based on total equity subscriptions multiplied by a target debt-to-equity ratio of 0.85x, less total commitments on existing credit facilities.